                                                                    EXHIBIT 11.1

                                 UROLOGIX, INC.
                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                              Three Months Ended          Nine Months Ended,
                                                  March 31,                   March 31,
                                        -------------------------------------------------------
                                              1997          1996          1997          1996
Net loss                                  ($1,869,766)  ($2,207,178)  ($5,256,899)  ($5,381,172)
                                           ==========    ==========    ==========    ==========

Weighted average common shares
 outstanding (1)                            9,158,231     5,224,499     9,149,020     5,225,445

Effect of cheap shares issued (2)                   -       784,234                     784,234
                                           ----------    ----------    ----------    ----------
                                            9,158,231     6,008,733     9,149,020     6,009,679
                                           ==========    ==========    ==========    ==========
Loss per common share                          ($0.20)       ($0.37)       ($0.57)       ($0.90)
                                           ==========    ==========    ==========    ==========

(1) All shares of preferred stock which were converted to common stock in conjunction with the initial public offering have been included in the calculation of weighted average common shares as if converted for all periods presented.

(2) All preferred shares issued and options granted from April 5, 1995 to April 4, 1996 are included in the calculation for periods prior to the initial public offering presented in accordance with Staff Accounting Bulletin Topic 4(D).